SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE SECURITIES

EXCHANGE ACT OF 1934

King Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Tennessee	54-1684963
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

501 Fifth Street, Bristol, TN	37620
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered

Preferred Stock Purchase Rights	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  ☑

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.  ❑

Securities Act registration statement file number to which this form relates: __________________ (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

(Title of class)

(Title of class)

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1. Description of Registrant’s Securities to be Registered.

Preferred Stock Purchase Rights

In connection with the initial public offering of the Company’s common stock pursuant to the registration statement on Form S-1 filed with the Securities and Exchange Commission (the “Commission”) on October 24, 1997, the Board of Directors of the Company approved a rights agreement as attached to the Form 8-A filed with the Commission on June 9, 1998.  On July 23, 2004, the Board of Directors of the Company approved, and the Company entered into, a rights agreement (the “Rights Agreement”) that amends and restates the rights agreement approved in 1997.  The Rights Agreement is attached as an exhibit hereto.

The terms and conditions of the Rights Agreement are substantially the same as the terms and conditions contained in the form of rights agreement approved in 1997, except that the Rights Agreement contains certain provisions exempting from the Rights Agreement the transactions contemplated by the Agreement and Plan of Merger, dated July 23, 2004, among Mylan Laboratories Inc., Summit Merger Corporation and King Pharmaceuticals, Inc.  The Rights Agreement provides, among other things, that neither Mylan Laboratories Inc. nor Summit Merger Corporation shall be deemed to be an Acquiring Person (as defined in the Rights Agreement), no Distribution Date (as defined in the Rights Agreement) shall occur, no Rights (as defined in the Rights Agreement) shall be exercisable, in each case solely as a result of the announcement of the Merger, the execution of the Merger Agreement or the consummation of the Merger or of the other transactions contemplated thereby.

The information included under the caption “Rights Agreement” in the Prospectus Supplement dated April 19, 2000 (To Prospectus Dated April 19, 2000) contained in the Registration Statement on Form S-3 (File No. 333-95181) of King Pharmaceuticals, Inc. filed with the Securities and Exchange Commission on January 21, 2000 is hereby incorporated by reference.

Item 2.   Exhibits

1.

Rights Agreement by and between King Pharmaceuticals, Inc. and American Stock and Trust Company, as Rights Agent, dated July 23, 2004.

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized.

KING PHARMACEUTICALS, INC.

Date:	July 26, 2004	by:	/s/ James Lattanzi
Name: James Lattanzi Title: Chief Financial Officer